Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUSTON--(BUSINESS WIRE)--April 23, 2015--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $0.1 million ($0.00 diluted income per share) on revenue of $99.2 million for its first quarter ended March 31, 2015, compared to net income of $3.5 million ($0.24 diluted income per share) on revenue of $134.7 million for the first quarter ended March 31, 2014.

The company had a revenue backlog of $135.1 million and a labor backlog of approximately 1.2 million man-hours at March 31, 2015, including commitments received through April 22, 2015, compared to a revenue backlog of $252.9 million and a labor backlog of 2.0 million man-hours reported as of December 31, 2014.

(in thousands)
	March 31,	December 31,
	2015	2014
Cash and cash equivalents	$50,115	$36,085
Total current assets	153,289	172,495
Property, plant and equipment, at cost,net	220,379	224,777
Total assets	374,339	397,943
Total current liabilities	51,481	72,765
Debt	-	-
Shareholders' equity	284,851	285,798

“Our first quarter results reflect the current condition in the energy sector due to low oil prices and our customers’ reduced capital expenditures for 2015. Our cash position has improved and we remain debt free. Our strong balance sheet and access to capital will enable us to weather the current downturn,” said Kirk Meche, President and Chief Executive Officer of Gulf Island Fabrication, Inc.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 24, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2015. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.271.8594. A digital rebroadcast of the call is available two hours after the call and ending May 1, 2015 by dialing 1.888.203.1112, replay passcode: 1588088.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2015	2014	2014

Revenue	$99,233	$134,690	$124,760
Cost of revenue	94,785	125,917	113,952
Gross profit	4,448	8,773	10,808
General and administrative expenses	4,293	3,373	10,056
Operating income	155	5,400	752

Other income (expense):
Interest expense	(37)	(24)	35
Interest income	6	3	7
Other income (expense)	3	(104)	(1)
	(28)	(125)	41

Income before income taxes	127	5,275	793

Income taxes	44	1,740	904

Net income (loss)	$83	$3,535	$(111)

Per share data:

Basic earnings (loss) per share - common shareholders	$-	$0.24	$(0.01)

Diluted earnings (loss) per share - common shareholders	$-	$0.24	$(0.01)

Basic and Dilutive Weighted-average shares	14,540	14,496	14,518

Depreciation and amortization included in expense above	$6,599	$6,379	$6,743

Cash dividend declared per common share	$0.10	$0.10	$0.10

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended March 31
	2015	2014
Cash flows from operating activities:
Net income	$83	$3,535
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	400	-
Depreciation	6,599	6,379
Loss on sale of asset	-	85
Deferred income taxes	(149)	1,824
Compensation expense - restricted stock	435	316
Changes in operating assets and liabilities:
Contracts receivable and retainage	28,536	6,075
Costs and estimated earnings in excess of billings on uncompleted contracts	795	4,035
Prepaid expenses and other assets	897	1,276
Inventory	(5)	134
Accounts payable	(14,469)	(18,363)
Billings in excess of costs and estimated earnings on uncompleted contracts	(5,558)	(6,389)
Accrued employee costs	(932)	(974)
Accrued expenses	325	(111)
Accrued contract losses	-	-
Accrued contract losses	(650)	-
Current income taxes	189	(83)

Net cash provided by (used in) operating activities	16,496	(2,261)

Cash flows from investing activities:
Capital expenditures	(1,001)	(10,589)
Proceeds on the sale of equipment	-	925
Net cash used in investing activities	(1,001)	(9,664)

Cash flows from financing activities:
Borrowings against line of credit	-	15,000
Payments on line of credit	-	(15,000)
Payments of dividends on common stock	(1,465)	(1,466)
Net cash used in financing activities	(1,465)	(1,466)
Net change in cash and cash equivalents	14,030	(13,391)
Cash and cash equivalents at beginning of period	36,085	36,569
Cash and cash equivalents at end of period	$50,115	$23,178

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer